As filed with the Securities and Exchange Commission on July 30, 2010

Registration No. 333-166144

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CABLEVISION SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	4841	11-3415180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1111 STEWART AVENUE

BETHPAGE, NEW YORK 11714

(516) 803-2300

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Victoria D. Salhus

Senior Vice President, Deputy General Counsel and Secretary

Cablevision Systems Corporation

1111 Stewart Avenue

Bethpage, New York 11714

(516) 803-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John P. Mead

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 30, 2010

PROSPECTUS

CABLEVISION SYSTEMS CORPORATION

OFFER TO EXCHANGE

$900,000,000

8  5/8% SERIES B SENIOR NOTES DUE 2017

WHICH HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933

FOR

ALL OUTSTANDING UNREGISTERED

8  5/8% SENIOR NOTES DUE 2017

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $900,000,000 aggregate principal amount of the outstanding, unregistered Cablevision 8 5/8% Senior Notes due 2017, which we refer to as the “old notes”, that you now hold for new, substantially identical 8 5/8% Series B Senior Notes due 2017, which we refer to as the “new notes”, that will be free of the transfer restrictions of the old notes. THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 1, 2010, UNLESS WE EXTEND THE DEADLINE. You must tender your old notes by the deadline to obtain new notes and the liquidity benefits the new notes offer.

We agreed with the initial purchasers of the old notes to make this offer and to register the issuance of the new notes after the initial sale of the old notes. This offer applies to any and all old notes tendered by the deadline.

We will not list the new notes on any established exchange. The new notes will have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

SEE “RISK FACTORS”, BEGINNING ON PAGE 7 FOR A DISCUSSION OF THE FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN EXCHANGE OF OLD NOTES FOR NEW NOTES.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2010

This prospectus incorporates important business and financial information about Cablevision Systems Corporation from documents that are not included in or delivered with this prospectus. You should rely only on the information contained in and incorporated by reference in this registration statement. We have not authorized anyone to provide you with information different from that included or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, or, in the case of an incorporated document, the date of its filing, regardless of the time of delivery of this prospectus or of any exchange of Cablevision Systems Corporation’s 8 5/8% Senior Notes due 2017 for substantially similar 8 5/8% Series B Senior Notes due 2017. You can obtain documents incorporated by reference in this prospectus, other than some exhibits to those documents, by requesting them in writing or by telephone from us at the following:

Cablevision Systems Corporation

1111 Stewart Avenue

Bethpage, New York 11714

Attention: Investor Relations

(516) 803-2300

YOU WILL NOT BE CHARGED FOR ANY OF THE DOCUMENTS THAT YOU REQUEST. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY AUGUST 20, 2010 IN ORDER TO RECEIVE THEM BEFORE THE EXCHANGE OFFER EXPIRES ON SEPTEMBER 1, 2010.

WE ARE NOT MAKING THIS EXCHANGE OFFER TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER WOULD VIOLATE SECURITIES OR BLUE SKY LAWS.

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that constitute forward-looking information. Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future performance identify forward-looking statements. Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from the forward looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•

competition from existing competitors (such as telephone companies and direct broadcast satellite (“DBS”) operators) and new competitors (such as high-speed wireless providers) entering our franchise areas;

•

demand for our basic video, digital video, high-speed data and voice services, which are impacted by competition from other services and the other factors discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2009 (as modified by our May 21, 2010 Form 8-K), which we refer to herein as our Form 10-K, incorporated by reference herein and our March 31, 2010 Form 10-Q;

•	the cost of programming and industry conditions;

•	changes in the laws or regulations under which we operate;

•	the outcome of litigation and other proceedings, including the matters described under “Legal Proceedings” in our Form 10-K and our March 31, 2010 Form 10-Q;

•	general economic conditions in the areas in which we operate;

•	the state of the market for debt securities and bank loans;

•	demand for advertising inventory;

•	demand for advertising in our newspapers along with subscriber and single copy outlet sales demand for our newspapers;

•	our ability to obtain or produce content for our programming businesses;

•	the level of our capital expenditures;

•	the level of our expenses;

•	future acquisitions and dispositions of assets;

•

the demand for our programming among cable television system operators, telephone companies, and DBS operators and our ability to maintain and renew affiliation agreements with cable television system operators, telephone companies and DBS operators;

•	market demand for new services;

•

the tax-free treatment of Cablevision’s distribution to its stockholders on February 9, 2010 of all of the outstanding common stock of Madison Square Garden, Inc., a company which owns the sports, entertainment and media businesses previously owned and operated by the Company’s Madison Square Garden segment (the “MSG Distribution”);

•

whether pending uncompleted transactions, including the acquisition of Bresnan Cable and its subsidiaries by our subsidiary BBHI Holdings LLC, are completed on the terms and at the times set forth (if at all);

•	other risks and uncertainties inherent in the cable television, programming, entertainment and newspaper publishing businesses, and our other businesses;

ii

•	financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate; and

•

the factors described in our filings with the SEC, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and our March 31, 2010 Form 10-Q, incorporated by reference herein, and in this registration statement, including under the section “Risk Factors”.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. See “Risk Factors” herein and in our Form 10-K, incorporated by reference herein, for more information on the uncertainty of forward-looking statements.

iii

SUMMARY

This brief summary highlights selected information contained in this prospectus and documents we have incorporated in this prospectus by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire document, the documents incorporated in this prospectus by reference and the other documents to which this prospectus refers, including our consolidated financial statements and the notes to those financial statements, which are incorporated in this prospectus by reference.

In this prospectus, except as otherwise indicated herein, references to “Cablevision”, the “Company”, “we”, “us” or “our” each refer collectively to Cablevision Systems Corporation and its subsidiaries and, in the context of the notes, “Cablevision,” the “Company,” “we,” “us” and “our” only refer to Cablevision Systems Corporation, the issuer of the notes.

CABLEVISION

We are a holding company whose business is conducted entirely through the operations of our subsidiaries. We provide cable television, high speed data and Voice over Internet Protocol (“VoIP”) services through our wholly owned subsidiary, CSC Holdings, LLC, or CSC Holdings, and various of its cable television subsidiaries. As of March 31, 2010, we served approximately 3.1 million cable television subscribers in and around the New York City metropolitan area, making us the fifth largest cable operator in the United States based on the number of basic video subscribers. As of that date, our subscribers included approximately 2.9 million digital video subscribers, approximately 2.6 million high speed data customers and approximately 2.1 million voice customers in our market area. Through our wholly-owned subsidiary, Cablevision Lightpath, Inc., or Optimum Lightpath, we provide telephone services and high speed Internet access to the business market in the New York metropolitan area. Through our wholly-owned subsidiary, Rainbow Media Holdings, LLC, or Rainbow Media Holdings, we have ownership interests in companies that produce and distribute national entertainment and regional news programming networks and a cable television advertising sales business. Through our approximate 97% interest in Newsday Holdings LLC, we own interests in the Newsday daily newspaper, amNew York, Star Community Publishing Group and online websites including newsday.com and exploreLI.com.

Our cable television systems serve subscribers in the New York metropolitan area, including in the boroughs of Brooklyn and the Bronx, on Long Island, in Fairfield County, Connecticut, in portions of New Jersey and in Westchester, Rockland, Putnam, Orange, Ulster and Dutchess Counties, New York. Our cable television systems have generally been characterized by relatively high average monthly revenue per basic video customer, which was $146.15 for the quarter ended March 31, 2010. Average monthly revenue per basic customer is calculated by dividing the average monthly U.S. generally accepted accounting principles (“GAAP”) revenues for the Telecommunications Services segment, less the revenue attributable to Optimum Lightpath for the most recently completed quarter of each period presented by the average number of basic video customers served by our cable television systems for the same period. For purposes of this calculation, both revenue and average number of basic video customers exclude the Company’s Optimum Lightpath operations because Optimum Lightpath’s third-party revenues are unrelated to the Company’s cable television system customers.

For financing purposes, we are structured as a Restricted Group, which includes our cable television, high-speed data services and VoIP, as well as our commercial telephone and high-speed data operations throughout the New York metropolitan area, and an Unrestricted Group, which includes, among other subsidiaries and investments, our Rainbow Media Holdings and Newsday LLC subsidiaries.

For a further discussion of our businesses, we urge you to read our Form 10-K and our March 31, 2010 Form 10-Q incorporated by reference herein. See “Where You Can Find More Information” herein.

THE EXCHANGE OFFER

THE EXCHANGE OFFER	We are offering to exchange $1,000 principal amount of our 8 5/8% Series B Senior Notes due 2017 registered under the Securities Act of 1933, which we refer to as the “new notes”, for each $1,000 principal amount of our outstanding 8 5/8% Senior Notes due 2017 issued on September 23, 2009 in a private offering, which we refer to as the “old notes”. In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all notes validly offered for exchange, or “tendered”, and not validly withdrawn. As of the date of this prospectus, there is $900 million aggregate principal amount of old notes outstanding.

EXPIRATION AND EXCHANGE DATES	Our offer expires at 5:00 p.m., New York City time, on September 1, 2010, unless we extend the deadline. We will complete the exchange and issue the new notes promptly after that date.

ACCRUED INTEREST ON THE NEW NOTES AND THE OLD NOTES	The new notes will bear interest from the last interest payment date on which interest was paid on the old notes. If you hold old notes and they are accepted for exchange:

•	you will waive your right to receive any interest on your old notes accrued from the last interest payment date on which interest was paid to the date the new notes are issued; and

•

you will receive the same interest payment on September 15, 2010, which is the next interest payment date with respect to the old notes and the first interest payment date with respect to the new notes, that you would have received had you not accepted the exchange offer.

REGISTRATION RIGHTS	You have the right to exchange old notes that you now hold for new notes. We intend to satisfy this right by this exchange offer. The new notes will have substantially identical terms to the old notes, except the new notes will be registered under the Securities Act and will not have any registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

CONDITIONS	The only condition to this offer is that the exchange offer does not violate the securities laws. This offer applies to any and all notes validly tendered by the deadline.

RESALE WITHOUT FURTHER REGISTRATION	We believe that you may offer for resale, resell and otherwise transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if the following is true:

•	you acquire the new notes issued in the exchange offer in the ordinary course of your business;

•	you are not an “affiliate”, as defined under Rule 405 of the Securities Act, of Cablevision; and

•

you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer.

By signing the letter of transmittal and exchanging your notes as described below, you will be making representations to this effect.

If you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the new notes as described in this summary under “Restrictions on Sale by Broker-Dealers” below.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

LIABILITY UNDER THE SECURITIES ACT	You also may incur liability under the Securities Act if:

(1)	any of the representations listed above are not true; and

(2)	you transfer any new note issued to you in the exchange offer without:

•	delivering a prospectus meeting the requirements of the Securities Act; or

•	an exemption from the requirements of the Securities Act to register your new notes.

We will not protect you against any loss incurred as a result of this liability under the Securities Act.

RESTRICTIONS ON SALE BY BROKER-DEALERS	If you are a broker-dealer that has received new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you must acknowledge in a letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for 90 days after the last exchange date for an offer to resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES	If you hold old notes and want to accept the exchange offer, you must either:

•	complete, sign and date the accompanying letter of transmittal, and deliver it, together with your old notes and any other required documents, to the exchange agent; or

•	if you hold old notes registered in the name of a broker-dealer, arrange for The Depository Trust Company to give the exchange agent the required information for a book-entry transfer.

You must mail or otherwise deliver this documentation or information to U.S. Bank National Association, as exchange agent at the address under “How to Tender Your Old Notes—Exchange Agent” below, and The Depository Trust Company, as applicable.

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS	If you hold old notes registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to exchange your old notes in the exchange offer, you should promptly contact the registered holder of the old notes and instruct it to tender on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

FAILURE TO EXCHANGE WILL AFFECT YOU ADVERSELY	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your old notes.

GUARANTEED DELIVERY PROCEDURES	If you wish to exchange your old notes and:

•	you cannot send the required documents to the exchange agent by the expiration date of the exchange offer;

•	you cannot complete the procedure for book-entry transfer on time; or

•	your old notes are not immediately available;

•	then you must follow the procedures described under “How to Tender Your Old Notes—Guaranteed Delivery Procedures” below.

WITHDRAWAL RIGHTS	You may withdraw your tender at any time before 5:00 p.m., New York City time, on September 1, 2010, unless we have already accepted your offer to exchange your old notes.

ACCOUNTING TREATMENT	We will not recognize a gain or loss for accounting purposes as a result of the exchange. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the notes.

FEDERAL INCOME TAX CONSEQUENCES	The exchange will not be a taxable event for U.S. federal income tax purposes. This means you will not recognize any taxable gain or loss or any interest income as a result of the exchange.

EXCHANGE AGENT	U.S. Bank National Association is the exchange agent for the exchange offer. U.S. Bank National Association is also the trustee under the indenture governing the notes.

ABSENCE OF APPRAISAL RIGHTS	As a holder of old notes you are not entitled to appraisal or dissenters’ rights under Delaware law, the indenture governing the old notes or the indenture that will govern the new notes. See “The Exchange Offer—Terms of the Exchange Offer—No Appraisal or Dissenters’ Rights” for more information.

THE NEW NOTES

The new notes have the same financial terms and covenants as the old notes. In this prospectus we sometimes refer to the old notes and the new notes together as the “notes”. The terms of the new notes are as follows:

ISSUER	Cablevision Systems Corporation

1111 Stewart Avenue

Bethpage, NY 11714

SECURITIES OFFERED	$900,000,000 principal amount of 8 5/8% Series B Senior Notes due 2017.

MATURITY	September 15, 2017.

INTEREST RATE	8 5/8% per year.

INTEREST PAYMENT DATES	Interest on the old notes began accruing on September 23, 2009, the date we issued the old notes. Interest is payable on the old notes, and will be payable on the new notes, on March 15 and September 15 of each year. The first interest payment date for the new notes will be September 15, 2010.

OPTIONAL REDEMPTION	We may redeem some or all of the notes at any time at a make-whole redemption price. See “Description of the New Notes—Optional Redemption” below.

RANKING	The new notes will be senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsubordinated indebtedness. All of our secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The new notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. The liabilities, including trade payables, of our subsidiaries will have a prior claim with respect to the assets of those subsidiaries.

As of March 31, 2010:

•	Cablevision had approximately $2.6 billion of senior unsecured indebtedness represented by the old notes and approximately

$1.7 billion of our 8% senior notes due 2012 (including $682 million face value of 8% senior notes due 2012 owned by our Unrestricted Subsidiary Newsday Holdings LLC, which are eliminated in consolidation);

•

Cablevision’s Restricted Subsidiaries had approximately $4.1 billion in secured borrowings under the CSC Holdings credit facility and approximately $3.1 billion of senior unsecured indebtedness (not including CSC Holdings’ guarantee of the $650 million in secured borrowings under the Newsday LLC credit facility, described below);

•

Cablevision’s Unrestricted Subsidiary Newsday LLC had $650 million in secured borrowings under its credit facility, which is guaranteed on a senior unsecured basis by CSC Holdings, a Restricted Subsidiary; and

•

Cablevision’s Unrestricted Subsidiaries (other than Newsday LLC) had approximately $564 million of secured bank indebtedness, approximately $299 million of senior unsecured indebtedness, approximately $324 million of senior subordinated indebtedness, approximately $376 million of collateralized indebtedness related to monetization activity and approximately $55 million of capital lease obligations and other indebtedness.

The foregoing amounts do not include trade payables, other obligations of our subsidiaries to which the notes are effectively subordinated, the $750 million of our Senior Notes due 2018 or the $500 million of our Senior Notes due 2020.

RESTRICTIONS	The indenture for the notes, among other things, contains restrictions on our ability and the ability of our Restricted Subsidiaries to:

•	incur additional indebtedness;

•	make certain dividend payments or payments to redeem or retire capital stock;

•	invest in unrestricted subsidiaries or affiliates;

•	engage in certain transactions with affiliates;

•	incur liens; and

•	merge or consolidate with or transfer all or substantially all of our assets to another entity.

These covenants are described in greater detail under “Description of the New Notes” below. These covenants are subject to important exceptions and qualifications, which are also described under “Description of the New Notes” below.

RISK FACTORS

You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus before making an investment decision, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, which Annual Report on Form 10-K is incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

RISK FACTORS RELATING TO THE EXCHANGE OFFER

If you do not participate in the exchange offer, it may be harder for you to resell and transfer your old notes.

The old notes were not registered under the Securities Act or under the securities laws of any state. Thus, you may not resell the old notes, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes by this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will no longer be able to obligate us to register your old notes under the Securities Act.

Late deliveries of old notes and other required documents could prevent a holder from exchanging its old notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer”. Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

RISK FACTORS RELATING TO THE NOTES

The new notes will be unsecured and effectively subordinated to our current and future secured indebtedness.

Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes, up to the value of the collateral securing their indebtedness. In the event that our secured creditors exercise their rights with respect to their collateral, our secured creditors would be entitled to be repaid in full from the proceeds of that collateral before those proceeds would be available for distribution to other creditors, including holders of the notes. As of March 31, 2010, Cablevision’s Restricted Subsidiaries had approximately $4.1 billion in secured borrowings under CSC Holdings’ credit facility, which is secured by pledges of capital stock of subsidiaries of Cablevision.

In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness, including the lenders under CSC Holdings’ credit facility, will have prior claim to those of our assets that constitute their collateral, primarily the value of the capital stock of the subsidiaries pledged to them. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

In addition, the indenture governing the notes also permits us to incur additional secured indebtedness.

The new notes will be effectively subordinated to all existing and future indebtedness and other liabilities and any preferred equity of our subsidiaries.

We are a holding company whose assets consist almost exclusively of investments in subsidiaries. Our principal subsidiaries include CSC Holdings and other entities that own cable television systems or own interests in programming networks. Our ability to pay interest on and repay principal of our indebtedness is dependent entirely upon the operations of our subsidiaries and the distributions or other payments of the cash they generate to us in the form of dividends, loans or advances.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our public indebtedness or to make any funds available to us to do so. Our Restricted Subsidiary, CSC Holdings, and our Unrestricted Subsidiary, Rainbow National Services LLC, are each party to a credit agreement and indentures that contain various financial and operating covenants that restrict the payment of dividends or other distributions.

In addition, our subsidiaries’ creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries, including any assets transferred to those subsidiaries after the issuance of the notes, prior to any of our claims as a stockholder. Consequently, creditors of our subsidiaries are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of a subsidiary, our claims would be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us.

As of March 31, 2010:

•

Cablevision had approximately $2.6 billion of senior unsecured indebtedness represented by the old notes and approximately $1.7 billion of our 8% senior notes due 2012 (including $682 million face value of 8% senior notes due 2012 owned by our Unrestricted Subsidiary Newsday Holdings LLC, which are eliminated in consolidation);

•

Cablevision’s Restricted Subsidiaries had approximately $4.1 billion in secured borrowings under the CSC Holdings credit facility and approximately $3.1 billion of senior unsecured indebtedness (not including CSC Holdings’ guarantee of the $650 million in secured borrowings under the Newsday LLC credit facility, described below);

•

Cablevision’s Unrestricted Subsidiary Newsday LLC had $650 million in secured borrowings under its credit facility, which is guaranteed on a senior unsecured basis by CSC Holdings, a Restricted Subsidiary; and

•

Cablevision’s Unrestricted Subsidiaries (other than Newsday LLC) had approximately $564 million of secured bank indebtedness, approximately $299 million of senior unsecured indebtedness, approximately $324 million of senior subordinated indebtedness, approximately $376 million of collateralized indebtedness related to monetization activity and approximately $55 million of capital lease obligations and other indebtedness.

The foregoing amounts do not include trade payables, other obligations of our subsidiaries to which the notes are effectively subordinated, the $750 million of our Senior Notes due 2018 or the $500 million of our Senior Notes due 2020.

The new notes may not be enforceable because of fraudulent conveyance laws.

Our issuance of the new notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time we incurred indebtedness (including indebtedness represented by the new notes), we:

•	incurred this indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this indebtedness and we, as applicable:

•	were insolvent or were rendered insolvent by reason of the related financing transactions;

•	were engaged or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•

intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the new notes or subordinate the amounts owing under the new notes to our currently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the laws of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If the new notes are voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of us whose obligations were not set aside or found to be unenforceable. In addition, such an event will constitute a default under the indenture, which default would cause all outstanding new notes to become immediately due and payable.

We believe that, at the time we initially incur the indebtedness represented by the new notes, we:

•	will not be insolvent or rendered insolvent by the incurrence;

•	will have sufficient capital to run our or their business effectively; and

•	will be able to pay obligations on the notes as they mature or become due.

In reaching the foregoing conclusions, we have relied upon our analysis of internal cash flow projections and estimated values of the assets and liabilities of Cablevision. However, a court passing on these questions might not reach the same conclusion.

If the world-wide financial turmoil continues, the volatility and disruptions in the capital and credit markets could adversely affect our business, including affecting the cost of new capital, our ability to refinance our scheduled debt maturities and meet our other obligations as they come due.

The capital and credit markets have been experiencing volatility and disruption. In the fourth quarter of 2008, the volatility and disruption reached extreme levels. At times, the markets have exerted extreme downward pressure on stock prices and upward pressure on the cost of new debt capital and have severely restricted credit availability for most issuers.

The market disruptions have been accompanied by a broader economic downturn, which has led to lower demand for our products, such as cable television services and entertainment, as well as lower levels of television and newspaper advertising, and increased incidence of customers’ inability to pay for the services we provide. Continuation or worsening of these conditions may further adversely impact our results of operations, cash flows and financial position.

We rely on the capital markets, particularly for offerings of debt securities, as well as the credit markets, to meet our financial commitments and liquidity needs. Continued disruptions in the capital and credit markets could adversely affect our ability to refinance on satisfactory terms, or at all, our scheduled debt maturities and could adversely affect our ability to draw on our revolving credit facilities.

A continuation or worsening of the economic downturn may impact our ability to comply with the covenants and restrictions in our indentures, credit facilities and agreements governing our other indebtedness and may impact our ability to pay our indebtedness as it comes due. If we do not repay our debt obligations when they become due and do not otherwise comply with the covenants and restrictions in our indentures, credit facilities and agreements governing our other indebtedness, we would be in default under those agreements, and the debt incurred under those agreements could then be declared immediately due and payable. In addition, any default under our indentures, credit facilities or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions. If the indebtedness under our indentures, credit facilities and our other debt instruments were accelerated, we would not have sufficient assets to repay amounts due thereunder. To avoid a default, we could be required to defer capital expenditures, sell assets, seek strategic investments from third parties or reduce or eliminate dividend payments or other discretionary uses of cash. However, if such measures were to become necessary, there can be no assurance that we would be able to sell sufficient assets or raise strategic investment capital sufficient to meet our scheduled debt maturities as they come due. In addition, any significant reduction in necessary capital expenditures could adversely affect our ability to retain our existing customer base and obtain new customers which would adversely affect our future operating results, cash flows and financial position.

The disruptions in the capital and credit markets have also resulted in higher interest rates on publicly issued debt securities and increased costs under credit facilities. Continuation of these disruptions would increase our interest expense, adversely affecting our results of operations and financial position.

Our access to funds under our revolving credit facilities is dependent on the ability of the financial institutions that are parties to those facilities to meet their funding commitments. Those financial institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Moreover, the obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

Longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our businesses in the longer term. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.

We have substantial indebtedness and we are highly leveraged, which reduces our capability to withstand adverse developments or business conditions.

We have incurred substantial amounts of indebtedness to finance operations, to upgrade our cable plant and acquire other cable television systems, programming networks, sources of programming and other businesses. We also have incurred substantial indebtedness in order to offer our new or upgraded services to our current and potential customers and to pursue activities outside our core businesses such as our acquisitions of The Wiz, Clearview Cinemas, Newsday and our development of Rainbow DBS. In 2006, CSC Holdings incurred $3.5 billion of debt, approximately $3.0 billion of which was distributed to Cablevision to fund a $10 per share dividend on its common stock and approximately $414 million of which was used to repay existing indebtedness, including interest, fees and expenses. We may continue to incur substantial amounts of debt in the future. At March 31, 2010, our total indebtedness aggregated approximately $11.4 billion. Because of our substantial indebtedness, we are highly leveraged and we will continue to be highly leveraged. This means that our payments on our borrowings are significant in relation to our revenues and cash flow. This leverage exposes us to significant risk in the event of downturns in our businesses (whether through competitive pressures or otherwise), in our industries or in the economy generally, because although our cash flows would decrease in this scenario, our required payments in respect of indebtedness would not.

We have in past periods incurred substantial losses from continuing operations, we have a significant stockholders’ deficiency, and we may in the future incur net losses that could be substantial, which may reduce our ability to raise needed capital.

We have in the past reported losses from continuing operations and we may in the future incur significant operating losses. Significant operating losses may limit our ability to raise needed financing, or to do so on favorable terms, as such losses could be taken into account by the organizations that issue investment ratings on our indebtedness.

A lowering or withdrawal of the ratings assigned to our debt securities by ratings agencies may further increase our future borrowing costs and reduce our access to capital.

The debt ratings for our notes are below the “investment grade” category, which results in higher borrowing costs as well as a reduced pool of potential purchasers of our debt as some investors will not purchase debt securities that are not rated in an investment grade rating category. In addition, there can be no assurance that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of a rating may further increase our future borrowing costs and reduce our access to capital.

Our financial performance may be harmed by the significant and credible risks of competition in our Telecommunications Services segment.

Competition in our various business segments could adversely affect our business and financial results and our ability to service our debt. This risk is heightened by the rapid technological change inherent in our business and the need to acquire, develop and adopt new technology to differentiate our products and services from our competitors. We may need to anticipate far in advance which technology we should use for the development of new products and services or the enhancement of existing products and services. In addition, changes in the regulatory and legislative environments may result in changes to the competitive landscape.

Our cable systems compete with a variety of video programming distribution systems, including broadcast television stations, direct broadcast satellite systems, incumbent telephone companies, satellite master antenna television systems, and open video systems operators like RCN. We face intense competition from two incumbent telephone companies. Verizon and AT&T, which offer video programming in addition to their voice and high-speed Internet access services, compete across all of our telecommunications products. Verizon has constructed fiber to the home network plant that passes a significant number of households in our service area (currently about a third of the households according to our estimates). Verizon has obtained authority to provide video service (it already has or needs no authority to provide phone and data services) for a majority of these homes passed, on a statewide basis in New Jersey and in numerous local franchises in New York, and all of New York City. Verizon has so far not sought to obtain authority for video service in Connecticut. AT&T offers video service in competition with us in most of our Connecticut service area. Each of these companies has significantly greater financial resources than we do. The attractive demographics of our service territory make this region a desirable location for investment in video distribution technologies by these companies. This intense competition affects our ability to add or retain customers and could lead to pressure upon our pricing of telecommunications services and our ability to expand services purchased by our customers. Cable systems also compete with the entities that make digital video recorded movies and programs available for home rental or sale. Video competition to cable systems is also possible from the delivery of video programming over the Internet directly to subscribers and using wireless technologies. Cellular phone providers have also begun to offer video content for viewing on wireless handsets. Our high-speed data offering to consumers faces intense competition from other providers of high-speed Internet access including services offered by local telephone providers such as Verizon and AT&T. These lines may also be used to offer video programming in competition with our cable systems. In addition, DBS providers have tested the use of certain spectrum to offer satellite-based high-speed data services. Cellular phone providers are also increasing the speeds of their Internet access offerings, and the FCC has made other radio spectrum available for wireless high-speed Internet access.

Our voice service offerings to consumers face intense competition from other providers of voice services, including carriers such as Verizon and AT&T and other competitive providers of voice services, as well as VoIP providers like Vonage.

Our ability to meet our obligations under our indebtedness may be restricted by limitations on our subsidiaries’ ability to send us funds.

We are a holding company whose business is conducted entirely through CSC Holdings, which itself is primarily a holding company that conducts its operations through its subsidiaries. Our principal subsidiaries include various entities that own cable television systems or own interests in programming networks. Our ability to pay interest on and repay principal of our outstanding indebtedness is dependent primarily upon the operations of our subsidiaries and the distributions or other payments of the cash they generate to us in the form of dividends, loans or advances. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our public indebtedness or to make any funds available to us to do so. Rainbow National Services LLC, which we refer to as RNS, is a party to a credit agreement and indentures that contain various financial and operating covenants that restrict the payment of dividends or other distributions. In addition, Newsday LLC is a party to a credit agreement that contains various financial and operating covenants that restrict the payment of dividends or other distributions. In addition, our subsidiaries’ creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries, including any assets transferred to those subsidiaries, prior to any of our claims as a stockholder and those creditors are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of a subsidiary, our claims could be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us.

Our ability to incur debt and the use of our funds are limited by significant restrictive covenants in financing agreements.

Our credit facilities and debt instruments contain various financial and operating covenants that, among other things, require the maintenance of financial ratios and restrict the relevant borrower’s ability to incur debt from other sources and to use funds for various purposes, including investments in some subsidiaries. Violation of these covenants could result in a default that would permit the parties who have lent money under such credit facilities and such other debt instruments to:

•	restrict the ability to borrow undrawn funds under such credit facilities, and

•	require the immediate repayment of the borrowings thereunder.

These events would be likely to have a material adverse effect on the value of our debt and equity securities.

We will need to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations and the failure to do so successfully could adversely affect our business. We may also engage in extraordinary transactions that involve the incurrence of large amounts of debt.

Our business is very capital intensive. Operating and maintaining our cable television plant requires significant amounts of cash payments to third parties. Capital expenditures for our continuing businesses were $146.7 million for the three months ended March 31, 2010 and $750.9 million, $853.9 million and $732.7 million, in 2009, 2008 and 2007, respectively, and primarily include payments for consumer premises equipment, such as new digital video cable boxes and modems, as well as infrastructure and capital expenditures related to our cable and Optimum Lightpath telecommunications networks, in addition to the capital requirements of our other businesses. We expect these capital expenditures to continue to be significant over the next several years, as we continue to market our services such as digital video, high-speed data and voice (including enhancements to our service offerings such as a broadband wireless network (WiFi)) to our customers. Some of our subsidiaries have substantial future capital commitments in the form of long-term contracts that require substantial payments over a long period of time. For example, our various program rights obligations almost always involve multi-year contracts that are difficult and expensive to terminate. We will not be able to generate sufficient cash internally to both meet these obligations and repay our indebtedness at maturity. Accordingly, we will have to do one or more of the following:

•	refinance existing obligations to extend maturities,

•	raise additional capital, through debt or equity issuances or both,

•	cancel or scale back current and future spending programs, or

•	sell assets or interests in one or more of our businesses.

However, you should not assume that we will be able to refinance existing obligations or raise any required additional capital or to do so on favorable terms. Borrowing costs related to future capital raising activities may be significantly higher than our current borrowing costs and we may not be able to raise additional capital on favorable terms, or at all, if unsettled conditions in financial markets continue to exist. If we are unable to pursue our current and future spending programs, we may be forced to cancel or scale back those programs. Our choice of which spending programs to cancel or reduce may be limited. Failure to successfully pursue our capital expenditure and other spending plans could materially and adversely affect our ability to compete effectively. It is possible that in the future we may also engage in extraordinary transactions and such transactions could result in the incurrence of substantial additional indebtedness.

The success of our programming businesses depends upon the availability of programming that is adequate in quantity and quality, and our ability to obtain carriage of that programming.

Rainbow Media Holdings’ programming networks compete in two highly competitive markets. First, our programming networks compete with other programming networks to obtain distribution on cable television systems and other multichannel video programming distribution services. Second, the success of our programming businesses depends upon the availability of programming that is adequate in quantity and quality. In particular, the national entertainment networks depend upon the availability of films and television programming in their niche markets.

The national entertainment networks are parties to film rights agreements giving the networks the right to exhibit the licensed films during specified window periods. These rights agreements expire at varying times and may be terminated by the other party if we are not in compliance with the terms of the agreement. In addition, our programming businesses are parties to affiliation agreements with distributors that require those programming businesses to deliver programming that meets certain standards as to quantity, quality or content. In 2005, we settled litigation with Time Warner, which attempted to terminate its affiliation agreement with AMC, based on the allegation that AMC had changed its programming format. To the extent that we do not or are not able to satisfy the quantity, quality or content standards set forth in our affiliation agreements, operators may have the right to terminate those affiliation agreements. We cannot assure you that our programming businesses will ultimately be successful in negotiating renewals of their rights, program supply or affiliation agreements or in negotiating adequate substitute rights, program supply or affiliation agreements in the event that their rights, program supply or affiliation agreements expire or are terminated.

Our Newsday business has suffered operating losses historically and such losses could continue in the future.

Newsday suffered an operating loss of $4.7 million for the three months ended March 31, 2010, $12.6 million for the year ended December 31, 2009 and $403.3 million for the period July 30, 2008 through December 31, 2008, which included impairments of goodwill, indefinite-lived intangible assets, and certain longlived intangible assets in 2008 of $402.4 million. In addition, it recognized operating losses, included in the financial statements of the former owner, in 2007, 2006, and 2005 of approximately $83.7 million, $232.8 million and $351.0 million, respectively, which included impairments of goodwill and other indefinite-lived intangible assets of $130.0 million, $275.3 million and $432.6 million, respectively. Operating losses could continue in the future. In connection with the formation of a company through which we have an approximately 97.2% interest in Newsday, its subsidiary, Newsday LLC incurred $650.0 million of indebtedness under a senior secured credit facility and $630.0 million of the proceeds of these borrowings were paid to Newsday’s former owner, Tribune Company. These borrowings are guaranteed by CSC Holdings. In addition, Cablevision had issued approximately $682.0 million of its 8% senior notes due 2012 to Newsday Holdings LLC; on May 17, 2010, Cablevision repurchased these notes held by Newsday Holdings LLC on the same terms as those upon which it repurchased notes from other holders in its recently completed tender offer. Newsday Holdings LLC used the amounts it received from that repurchase to purchase from Cablevision approximately $487.5 million of Cablevision’s 7.75% Senior Notes due 2018 and approximately $266.2 million of Cablevision’s 8% Senior Notes due 2020. Newsday LLC has agreed that it will maintain Cablevision, CSC Holdings or RNS senior notes or cash balances in excess of the amount of borrowings outstanding under the senior secured credit facility until it matures.

Demand for advertising, increased competition and declines in circulation affect Newsday.

A majority of the revenues of our Newsday business are from advertising. Expenditures by advertisers generally reflect economic conditions and declines in national and local economic conditions affect demand for advertising and the levels of advertising revenue for Newsday.

Newsday operates in a highly competitive market which may adversely affect advertising and circulation revenues. Newsday faces significant competition for advertising revenue from a variety of media sources. The most direct source of competition is other newspapers that reach a similar audience in the same geographic area. Newsday also faces competition from magazines, shopping guides, yellow pages, websites, broadcast and cable television, radio and direct marketing; particularly if those media sources provide advertising services that could substitute for those provided by Newsday within the same geographic area. Specialized websites for real estate, automobile and help wanted advertising have become increasingly competitive with our newspapers and websites for classified advertising and further development of additional targeted websites is likely.

Newsday and the newspaper industry generally have also experienced significant declines in advertising and circulation revenue as circulation and readership levels continue to be adversely affected by competition from new media news formats and less reliance on newspapers by some consumers as a source of news, particularly younger consumers. A prolonged decline in circulation would have a material adverse effect on the rate and volume of advertising revenues.

A significant amount of our book value consists of intangible assets that may not generate cash in the event of a voluntary or involuntary sale.

At March 31, 2010, we reported $7.7 billion of consolidated total assets, of which $1.7 billion were intangible. Intangible assets include franchises from city and county governments to operate cable television systems, affiliation agreements, and goodwill. While we believe that the carrying values of our intangible assets are recoverable, you should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets, particularly if we were not continuing as an operating business. We urge you to read carefully our consolidated financial statements incorporated by reference herein, which provide more detailed information about these intangible assets.

We are controlled by the Dolan family. As a result of their control of us, the Dolan family has the ability to prevent or cause a change in control or approve, prevent or influence certain actions by us.

Cablevision has two classes of common stock:

•	Class B common stock, which is generally entitled to ten votes per share and is entitled collectively to elect 75% of the Cablevision Board of Directors, and

•	Class A common stock, which is entitled to one vote per share and is entitled collectively to elect the remaining 25% of the Cablevision Board of Directors.

As of March 31, 2010, the Dolan family, including trusts for the benefit of members of the Dolan family, collectively owned all of Cablevision’s Class B common stock, less than 4% of Cablevision’s outstanding Class A common stock and approximately 70% of the total voting power of all the outstanding Cablevision common stock. Of this amount, our Chairman, Charles F. Dolan, beneficially owned approximately 46% of Cablevision’s outstanding Class B common stock, approximately 1% of Cablevision’s outstanding Class A common stock and approximately 32% of the total voting power of all the outstanding Cablevision common stock. The members of the Dolan family holding Class B common stock have executed a voting agreement that has the effect of causing the voting power of the Class B stockholders to be cast as a block with respect to the election of the directors elected by the Class B stockholders and any change of control transaction. The Dolan family is able to prevent a change in control of Cablevision and no person interested in acquiring Cablevision will be able to do so without obtaining the consent of the Dolan family. On May 2, 2007, Cablevision entered into a merger agreement with an entity owned by the Dolan Family Group. The terms of the merger agreement provided that an entity owned by the Dolan Family Group would be merged with and into Cablevision and, as a result, Cablevision would continue as the surviving corporation and a wholly-owned subsidiary of an entity controlled by the Dolan Family Group. This transaction would have involved the incurrence of approximately $13.9 billion of indebtedness of Cablevision, CSC Holdings and their subsidiaries. Following the announcement of the execution of the merger agreement, the long-term debt ratings of CSC Holdings’ senior and subordinated debt were placed on credit watch with negative implications. On October 24, 2007, that transaction was submitted to a vote of Cablevision’s shareholders and did not receive shareholder approval. Subsequently, the parties terminated the merger agreement pursuant to its terms. This transaction would have resulted in holders of our Class A common stock receiving a cash payment for their shares and members of the Dolan family owning all of the equity interests in the surviving corporation. In connection with this proposed merger transaction and prior proposals contemplating similar going private transactions, members of the Dolan family stated that they were only interested in pursuing their proposed transaction and would not sell their stake in Cablevision. There can be no assurances that the Dolan family will not propose, undertake or consummate a similar transaction in the future.

As a result of the Dolan family’s ownership of all of the Class B common stock, the Dolan family has the power to elect all the directors of Cablevision subject to election by holders of Class B common stock. Those directors constitute a majority of Cablevision’s board of directors. In addition, Dolan family members may control stockholder decisions on matters in which holders of all classes of Cablevision common stock vote together as a single class. These matters could include the amendment of some provisions of Cablevision’s certificate of incorporation and the approval of fundamental corporate transactions. In addition, the affirmative vote or consent of the holders of at least 66- 2/3% of the outstanding shares of the Class B common stock, voting separately as a class, is required to approve the authorization or issuance of any additional shares of Class B common stock. Furthermore, the Dolan family members also have the power to prevent any amendment, alteration or repeal of any of the provisions of Cablevision’s certificate of incorporation that adversely affects the powers, preferences or rights of the Class B common stock.

One purpose of the voting agreement referred to above is to consolidate Dolan family control of Cablevision. The Dolan family requested Cablevision’s Board of Directors to exercise Cablevision’s right, as a “controlled company”, to opt-out of the New York Stock Exchange listing standards that, among other things, require listed companies to have a majority of independent directors on their board and to have an independent corporate governance and nominating committee. Cablevision’s Board of Directors and the directors elected by holders of Class A common stock each approved this request on March 8, 2004.

Programming costs of our cable television systems are increasing and we may not have the ability to pass these increases on to our subscribers.

Programming costs paid by our cable television systems are one of our largest categories of expenses. These costs have increased rapidly and are expected to continue to increase, particularly with respect to costs for sports programming and broadcast networks. We may not be able to pass programming cost increases on to our subscribers due to the increasingly competitive environment. If we are unable to pass these increased programming costs on to our subscribers, our operating results would be adversely affected.

We face intense competition in obtaining content for our programming businesses.

Rainbow Media Holdings’ programming businesses compete with other programming networks to secure desired programming. Most of Rainbow Media Holdings’ programming is obtained through agreements with other parties that have produced or own the rights to such programming. Competition for and choices of programming will increase as the number of programming networks increases. Other programming networks that are affiliated with programming sources such as movie or television studios, film libraries or sports teams may have a competitive advantage over Rainbow Media Holdings in this area.

Our business is subject to extensive government regulation and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do.

Our cable television and telecommunications businesses are heavily regulated and operate pursuant to detailed statutory and regulatory requirements at the federal, state and local level. See “Item 1. Business—Regulation” in our Form 10-K. The FCC and state and local governments extensively regulate the basic rates we may charge our customers for certain of our video services. They also regulate us in other ways that affect the daily conduct of our video delivery and video programming businesses, our telephone business and, possibly in the future, our high-speed Internet access business. In addition, our businesses are dependent upon governmental authorizations to carry on their operations. See discussion under “Item 1. Business—Regulation” in our Form 10-K.

Legislative enactments, court actions and federal, state, and local regulatory proceedings frequently modify the terms under which we offer our services and operate. The results of these legislative, judicial and administrative actions may materially adversely affect our business or results of operations. New requirements giving third parties access to our network or other assets, for example, could materially affect our ability to compete. Changes to regulations from which we benefit and on which we depend to run our businesses also could materially affect our operations. Any action with respect to these or other matters by the courts, Congress, the FCC, the states of New York, New Jersey or Connecticut, or concerted action by local regulators, the likelihood or extent of which we cannot predict, could have a material adverse effect on us.

Our current franchises are non-exclusive and our franchisors need not renew our franchises.

Our cable television systems are operated primarily under non-exclusive franchise agreements with state or municipal government franchising authorities, with the approval of state cable television authorities. Consequently, our business is dependent on our ability to obtain and renew our franchises. Although we have never lost a franchise as a result of a failure to obtain a renewal, our franchises are subject to non renewal or termination under some circumstances. In some cases, franchise agreements have not been renewed by the expiration date, and we operate under temporary authority routinely granted from the state while negotiating renewal terms with the franchise authorities. As of March 31, 2010, our ten largest franchise areas comprised approximately 48% of our total basic video customers and of those, five franchises, including New York City, comprising approximately 894,000 basic video customers, are expired. We are currently operating in these franchise areas under temporary authority and we are engaged in or have completed negotiations to renew these franchises.

The MSG Distribution could result in significant tax liability.

We have received a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that, among other things, the MSG Distribution, and certain related transactions, qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon our representations that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling.

If the MSG Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, we would be subject to tax as if we had sold the Madison Square Garden common stock in a taxable sale for its fair value. Cablevision stockholders would be subject to tax as if they had received a distribution equal to the fair value of Madison Square Garden common stock that was distributed to them, which generally would be treated as a taxable dividend. It is expected that the amount of any such taxes to Cablevision’s stockholders and us would be substantial.

The tax rules applicable to the MSG Distribution may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the MSG Distribution.

To preserve the tax-free treatment of the MSG Distribution to Madison Square Garden’s and Cablevision’s stockholders, under a tax disaffiliation agreement between Cablevision and Madison Square Garden, which is an exhibit to our Form 10-K, for the two-year period following the MSG Distribution, we will be subject to restrictions with respect to our activities, including restrictions relating to certain issuances or repurchases of Cablevision’s common stock, asset sales, mergers and liquidations.

These restrictions may limit Cablevision’s ability during that two-year period to pursue strategic transactions of a certain magnitude that involve the issuance or acquisition of Cablevision’s stock or engage in new businesses or other transactions that might increase the value of our business. These restrictions may also limit our ability to raise significant amounts of cash through the issuance of stock, especially if Cablevision’s stock price were to suffer substantial declines, or through the sale of certain of our assets.

We may not enjoy all of the benefits of scale that we achieved with Madison Square Garden under our corporate structure.

Prior to the MSG Distribution, we shared benefits of scope and scale in costs and expenses resulting from various factors including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration, legal and human resources related functions. While we entered into agreements with Madison Square Garden that will govern a number of our commercial and other relationships after the MSG Distribution, those arrangements do not fully capture the benefits we enjoyed as a result of common ownership prior to the MSG Distribution. We will now have to carry a relatively larger share of our administrative and other overhead expenses. The loss of these benefits as a consequence of the MSG Distribution could have an adverse effect on our results of operations and financial condition.

In connection with the MSG Distribution, we will rely on Madison Square Garden’s performance under various agreements.

In connection with the MSG Distribution, we entered into various agreements with Madison Square Garden, including a distribution agreement, a tax disaffiliation agreement, a transition services agreement, an employee matters agreement and certain related party arrangements. These agreements govern our relationship with Madison Square Garden subsequent to the MSG Distribution and provide for the allocation of employee benefits, taxes and certain other liabilities and obligations attributable to periods prior to the MSG Distribution. These agreements also include arrangements with respect to transition services and a number of on-going commercial relationships. The distribution agreement includes an agreement that we and Madison Square Garden agree to provide each other with indemnities with respect to liabilities arising out of the businesses we transferred to Madison Square Garden. We are also party to other arrangements with Madison Square Garden, such as affiliation agreements covering the MSG networks and Fuse. We and Madison Square Garden will rely on the other to perform its obligations under these agreements. If Madison Square Garden were to breach or to be unable to satisfy its material obligations under these agreements, including a failure to satisfy its indemnification obligations, we could suffer operational difficulties or significant losses.

We share certain key executives and directors with Madison Square Garden which means those executives will not devote their full time and attention to our affairs.

As a result of the MSG Distribution, our President and Chief Executive Officer, James L. Dolan, also serves as the Executive Chairman of Madison Square Garden and our Vice Chairman, Hank J. Ratner, serves as President and Chief Executive Officer of Madison Square Garden. This arrangement is similar to the historical situation whereby Messrs. Dolan and Ratner have served as senior officers of both companies. As a result, since the MSG Distribution, two senior officers of the Company are not devoting their full time and attention to the Company’s affairs. In addition, eight members of our Board of Directors are also directors of Madison Square Garden.

Our overlapping directors and executive officers with Madison Square Garden may result in the diversion of corporate opportunities and other potential conflicts.

Our board of directors has adopted a policy that acknowledges that directors and officers may also be serving as directors, officers, employees, consultants or agents of Madison Square Garden and its subsidiaries and that we may engage in material business transactions with such entities. We renounced our rights to certain business opportunities and the new policy provides that no director or officer of our company who is also serving as a director, officer, employee, consultant or agent of Madison Square Garden and its subsidiaries will be liable to us or our stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in the policy) to Madison Square Garden or any of its subsidiaries instead of us, or does not refer or communicate information regarding such corporate opportunities to us. The policy expressly validates certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between our company and Madison Square Garden and/or any of its subsidiaries and, to the fullest extent permitted by law, provides that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to us, any of our subsidiaries or their respective shareholders.

If an active trading market for the notes does not develop, you may not be able to resell them.

The notes of each series are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a trading market for the notes will ever develop or be maintained. Further, we can make no assurances as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the condition of the industry in which we operate generally, the then-current ratings assigned to the notes and the market for similar securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes of either series on any securities exchange or automated quotation system, respectively.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. We will exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Therefore, the issuance of the new notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and deficiency of earnings available to cover fixed charges on an historical basis for the periods indicated:

	Three Months Ended March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
		(dollars in thousands)
Ratio of earnings to fixed charges (1)	1.75	1.57	—	1.02	—	—
Deficiency of earnings available to cover fixed charges (1)	—	—	$(331,282)	—	$(310,302)	$(288,123)

(1)	For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of pre-tax income (loss) from continuing operations and income (loss) from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees less interest capitalized and (b) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion of operating expense deemed by management to represent the interest component of rent expense.

CABLEVISION

We are a holding company whose business is conducted entirely through the operations of our subsidiaries. We provide cable television, high speed data and Voice over Internet Protocol (“VoIP”) services through our wholly owned subsidiary, CSC Holdings, and various of its cable television subsidiaries. As of March 31, 2010, we served approximately 3.1 million cable television subscribers in and around the New York City metropolitan area, making us the fifth largest cable operator in the United States based on the number of basic video subscribers. As of that date, our subscribers included approximately 2.9 million digital video subscribers, approximately 2.6 million high speed data customers and approximately 2.1 million voice customers in our market area. Through our wholly-owned subsidiary, Cablevision Lightpath, Inc., or Optimum Lightpath, we provide telephone services and high speed Internet access to the business market in the New York metropolitan area. Through our wholly-owned subsidiary, Rainbow Media Holdings, LLC, or Rainbow Media Holdings, we have ownership interests in companies that produce and distribute national entertainment and regional news programming networks and a cable television advertising sales business. Through our approximate 97% interest in Newsday Holdings LLC, we own interests in the Newsday daily newspaper, amNew York, Star Community Publishing Group and online websites including newsday.com and exploreLI.com.

For financing purposes, we are structured as a Restricted Group and an Unrestricted Group. Our Restricted Group includes our cable television, high-speed data services operations and VoIP, as well as our commercial telephone and modem operations throughout the New York metropolitan area.

Our Unrestricted Group includes primarily:

•	Rainbow Media Holdings, our wholly-owned subsidiary that conducts our programming and entertainment activities and includes AMC, IFC, WE tv and Sundance Channel (since June 16, 2008);

•

Rainbow Advertising Sales Corporation, which sells advertising time on behalf of our cable television systems, certain of Rainbow Media Holdings’ programming networks and some unaffiliated cable television systems;

•	CCG Holdings, doing business as Clearview Cinemas;

•	our shares of common stock of Comcast Corporation; and

•	our Newspaper Publishing Group, consisting of the Newsday daily newspaper, amNew York, Star Community Publishing Group and online websites including newsday.com and exploreLI.com.

Our Restricted Group and certain members of our Unrestricted Group are individually and separately financed. The indebtedness of each entity in our Unrestricted Group is non-recourse to us, except that in certain Comcast monetization transactions, CSC Holdings provided guarantees of the subsidiaries’ ongoing interest expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements). The guarantee exposure approximates the net sum of the fair value of the monetization indebtedness less the fair value of the underlying stock less the fair value of the equity collar. As of March 31, 2010, we did not have an early termination shortfall relating to any of these contracts. In addition, CSC Holdings has guaranteed on a senior unsecured basis the obligations of Newsday LLC under its $650 million senior secured credit facility. Newsday Holdings LLC, the parent and sole member of Newsday LLC, owns $682 million face value of our 8% senior notes due 2012 and has recourse to us to the extent of our obligations under those senior notes. Rainbow Media Holdings’ historical cash requirements have been financed by sales of equity interests in its programming businesses and through separate external debt financings, which are, as to the assets of Rainbow Media Holdings and such subsidiaries, structurally senior to the notes offered by this prospectus and our other indebtedness. We refer you to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Form 10-K and our March 31, 2010 Form 10-Q for a discussion of the financing of our subsidiaries and certain other matters. See “Where You Can Find More Information.”

THE EXCHANGE OFFER

Why We Are Offering To Exchange Your Old Notes For New Notes

We originally sold the outstanding 8 5/8% Senior Notes due 2017 on September 23, 2009, in a transaction exempt from the registration requirements of the Securities Act. Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., RBS Securities Inc., Barclays Capital Inc., Scotia Capital (USA) Inc., Fortis Securities LLC, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., Natixis Bleichroeder Inc., TD Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc., US Bancorp Investments, Inc. and Morgan Stanley & Co. Incorporated, as the initial purchasers, then resold the notes to qualified institutional buyers under Rule 144A and to persons in offshore transactions under Regulation S under the Securities Act. As of the date of this prospectus, $900 million aggregate principal amount of old notes is outstanding.

As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers under which we agreed that we would, at our own cost:

(1)	file an exchange offer registration statement under the Securities Act with the SEC; and

(2)	use our commercially reasonable best efforts to:

•	cause the exchange offer registration statement to be declared effective under the Securities Act by September 23, 2010;

•	keep the exchange offer open for no less than 20 business days; and

•	consummate the exchange 28-40 days after notice of the exchange is mailed to holders of old notes.

We agreed to issue and exchange the new notes for all old notes tendered and not withdrawn before the exchange offer expires.

THE SUMMARY IN THIS PROSPECTUS OF THE REGISTRATION RIGHTS AGREEMENT IS NOT COMPLETE AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY, ALL THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT. WE URGE YOU TO READ THE ENTIRE REGISTRATION RIGHTS AGREEMENT CAREFULLY.

We filed a copy of the registration rights agreement as an exhibit to, and we intend to satisfy some of our obligations under the registration rights agreement with, the registration statement of which this prospectus forms a part.

Terms of The Exchange Offer

Timing of the exchange offer. We are offering the new notes in exchange for your old notes. We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.

You may tender your old notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. On the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on September 1, 2010. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes under the exchange offer. However, you may tender old notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Additionally, in the case of a partial tender, you may only tender your old notes in a principal amount that would result in your continuing to hold old notes in a principal amount of at least $2,000.

Form and terms of the new notes. The form and terms of the new notes will be the same as the form and terms of the old notes except that:

•	the new notes will have a different CUSIP number from the old notes;

•	the new notes will be registered under the Securities Act and will not have legends restricting their transfer;

•	the new notes will not contain terms providing for payment of liquidated damages under circumstances relating to the timing of the exchange offer, as described under “Liquidated Damages” below; and

•	holders of the new notes will not be entitled to any registration rights under the registration rights agreement because these rights will terminate when the exchange offer is completed.

The new notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the indenture governing the old notes. We will treat both series of notes as a single class of debt securities under the indenture.

Who will receive this prospectus. We will mail this prospectus and the letter of transmittal to all registered holders of the old notes as of August 3, 2010.

No appraisal or dissenters’ rights. In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the old notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC related to exchange offers.

Acceptance of tendered old notes. We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to U.S. Bank National Association, as the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

If we do not accept your old notes tendered for exchange because you:

•	invalidly tendered your old notes;

•	some other events specified in this prospectus have occurred; or

•	you submitted your old notes for a greater principal amount than you wanted to exchange;

we will return the certificates for the unaccepted old notes, without expense, to you. If you tender old notes by book-entry transfer in the exchange agent account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, any non-exchanged old notes will be credited to an account maintained with The Depository Trust Company promptly after the expiration date of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on September 1, 2010, unless we extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date is the latest date and time to which we extend the exchange offer.

We Can Amend or Extend The Exchange Offer

We can extend the exchange offer. To do so we must:

•	notify the exchange agent of any extension either orally or in writing; and

•	issue a press release or other public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previous date the exchange offer was scheduled to expire.

We also reserve the right to:

•	delay accepting any old notes; or

•

terminate the exchange offer and refuse to accept any old notes not previously accepted if any of the conditions described below under “How to Tender Your Old Notes—Conditions” shall have occurred and we have not waived them.

If we delay, extend or terminate the exchange offer we must give oral or written notice to the exchange agent.

We may also amend the terms of the exchange offer in any way we determine is advantageous to holders of the old notes. If this change is material, we will promptly disclose that amendment in a manner reasonably calculated to inform holders of the old notes. The minimum period during which the exchange offer will remain open following material changes in the terms of the exchange offer or in the information concerning the exchange offer, including the waiver of a material condition, will depend upon the facts and circumstances of such change, including the relative materiality of the changes, but in any case will be at least five business days.

We do not have to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by issuing a press release to an appropriate news agency.

Interest on The New Notes

Interest is payable on the old notes, and will be payable on the new notes, on March 15 and September 15 of each year. The new notes will accrue interest on the same terms as the old notes, at the rate of 8 5/8% per year from the last interest payment date on which interest was paid on the old notes. If you hold old notes and they are accepted for exchange you will waive your right to receive any payment in respect of interest on your old notes accrued from the last interest payment date on which interest was paid to the date the new notes are issued. Thus, if you exchange your old notes for new notes you will receive the same interest payment on September 15, 2010, which is the next interest payment date with respect to the old notes and the first interest payment date with respect to the new notes, that you would have received had you not accepted the exchange offer.

Resale of The New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the representations set forth in the letter of transmittal, described in “How To Tender Your Old Notes—Representations on Tendering Old Notes”. If you intend to participate in a distribution of the new notes, however, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an “affiliate” of Cablevision as defined in Rule 405 under the Securities Act. You must represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way it has treated other exchange offers in the past. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. A broker-dealer may use this prospectus to resell any of its new notes. We agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies until 90 days after the last exchange date. See “Plan of Distribution” below for more information regarding broker-dealers.

Shelf Registration Statement

We will file a shelf registration statement with the SEC if:

(1)	applicable law or SEC policy does not permit the exchange offer; or

(2)	the exchange offer is not completed by October 28, 2010.

The shelf registration statement will register the old notes for public resale. We will use our best efforts to cause the shelf registration statement to become effective and to keep the shelf registration statement effective until September 23, 2011.

Liquidated Damages

We will have to pay higher annual interest rates on the notes if:

•	the exchange offer is not consummated by October 28, 2010; or

•	the shelf registration statement is not declared effective by October 28, 2010.

The interest rates will increase as follows:

Event	Interest Rate Increase	Maximum Interest Rate Increase
The exchange offer is not consummated by October 28, 2010	1/4% per year each day for the first 90 days after October 28, 2010 that the exchange offer is not completed	1/2% per year

An additional 1/4% per year each day at the beginning of each subsequent 90-day period that the exchange offer is not completed

The shelf registration statement is not declared effective by October 28, 2010	1/4% per year each day for the first 90 days after October 28, 2010 that the shelf registration statement is not declared effective	1/2% per year

An additional 1/4% per year each day at the beginning of each subsequent 90-day period that the shelf registration statement is not declared effective

The interest rate will be reduced to the original rate once we:

•	consummate the exchange offer; or

•	the shelf registration statement is declared effective.

HOW TO TENDER YOUR OLD NOTES

Procedures For Tendering

To tender your old notes in the exchange offer, you must do the following:

•	properly complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	if the letter of transmittal so requires, have the signatures on the letter of transmittal or facsimile of the letter of transmittal guaranteed; and

•

mail or otherwise deliver the letter of transmittal, or facsimile, together with your old notes and any other required documents, to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

In order for the tender to be effective, the exchange agent must receive the old notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

You may also deliver your old notes by using the book-entry transfer procedures described below. DTC authorizes its participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants should:

•	complete and sign the letter of transmittal or a manually signed facsimile of the letter;

•	have the signature on the letter of transmittal or facsimile of the letter of transmittal guaranteed if the instructions to the letter of transmittal so require;

•	mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure described under “Procedures for Tendering” above; and

•

transmit their acceptance to DTC through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer described below under “Book-Entry Transfer”.

YOU MUST FOLLOW ALL PROCEDURES TO EFFECT A VALID TENDER. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

By tendering, you will make the representations described under the heading “Representations on Tendering Old Notes”. In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution”.

Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

YOU HAVE THE SOLE RISK OF THE METHOD YOU CHOOSE TO HAVE THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS DELIVERED TO THE EXCHANGE AGENT.

As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. No letter of transmittal, old notes or book-entry confirmation should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on their behalf.

Beneficial Owners

If you hold old notes and your old notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

If you hold old notes that are registered as described above and you want to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Signatures on Letter of Transmittal

Generally, an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If a person other than the registered holder of any old notes listed in the letter of transmittal signed the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize this person to tender the old notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the old notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or bond powers, these persons should so indicate when signing, and unless waived by us, submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

Book-Entry Transfer

Within two business days after the date of this prospectus the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with DTC’s procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the exchange agent must receive an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee or an agent’s message and all other required documents at its address listed below under “Exchange Agent” on or before the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

Delivery of Documents to DTC Does Not Constitute Delivery to The Exchange Agent

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating:

•	the aggregate principal amount of old notes which have been tendered by the participant;

•	that the participant has received, and agrees to be bound by, the terms of the letter of transmittal; and

•	that we may enforce this agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below in this prospectus are true and correct.

Acceptance of Tendered Notes

We will determine, in our sole discretion, all questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt, of tendered old notes. We reserve the absolute right:

•	to reject any and all old notes not properly tendered;

•	to reject any old notes if our acceptance would, in the opinion of our counsel, be unlawful; and

•	to waive any irregularities or conditions of tender as to particular old notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within a period of time that we will determine. Neither we, nor the exchange agent, nor any other person will be liable for failure to give notice of any defect or irregularity with respect to any tender of old notes. We will not deem a tender of an old note to have been made until the defects or irregularities mentioned above have been cured or waived.

The exchange agent will return to the tendering holders any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, unless otherwise provided in the letter of transmittal, promptly after the exchange offer expires.

Representations on Tendering Old Notes

By surrendering old notes in the exchange offer, you will be representing to us that, among other things:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of Cablevision;

•

you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer;

•	you have full power and authority to tender, sell, assign and transfer the old notes tendered;

•

we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us; and

•

you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC’s staff in their no-action letters.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes.

Guaranteed Delivery Procedures

If you wish to tender your old notes and:

•	you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date;

•	you cannot complete the procedure for book-entry transfer before the expiration date; or

•	your old notes are not immediately available in order for you to meet the expiration date deadline;

then you may participate in the exchange offer if:

(1)	the tender is made through an eligible guarantor institution;

(2)	before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder of the old notes, the certificate number or numbers of the old notes and the principal amount of old notes tendered;

•	a statement that the tender is being made thereby; and

•

a guarantee that, within five business days after the expiration date, the eligible guarantor institution will deposit the letter of transmittal or facsimiles of the letter of transmittal, together with the certificate or certificates representing the old notes in proper form for transfer or an agent’s message and a confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

(3)	the exchange agent receives, within five business days after the expiration date:

•	a properly completed and executed letter of transmittal or facsimile or an agent’s message in the case of a book-entry transfer;

•

the certificate or certificates representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at the book-entry transfer facility; and

•	all other documents required by the letter of transmittal.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the business day immediately preceding the date the exchange offer expires.

To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “Exchange Agent” before 5:00 p.m., New York City time, on the business day immediately preceding the expiration date. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn;

•

identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the transfer agent;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes unless the old notes withdrawn in this manner are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above under “Procedures for Tendering” at any time before the expiration date.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the old notes are accepted, if:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•

any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

•

any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our judgment, would impair our ability to proceed with the exchange offer;

•

any other change or development, including a prospective change or development, that, in our judgment, has or may have a material adverse effect on us, the market price of the new notes or the old notes or the value of the exchange offer to us; or

•

there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that we may terminate the exchange offer, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders; or

•	extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to the rights of holders to withdraw these old notes; or

•

waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the old notes. If the exchange offer would otherwise expire, we will extend the exchange offer for 5-10 business days, depending on how significant the waiver is and the manner of disclosure to registered holders.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct any questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to U.S. Bank National Association, as follows:

BY MAIL, HAND OR OVERNIGHT COURIER:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS2N

St. Paul, MN 55107

Attention: Specialized Finance Department

Reference: Cablevision Systems Corporation Exchange

By Facsimile:

(651) 495-8158

Attention: Specialized Finance Department

Reference: Cablevision Systems Corporation Exchange

To Confirm by Telephone or for Information:

(800) 934-6802

Reference: Cablevision Systems Corporation Exchange

U.S. Bank National Association is also the trustee under the indenture governing the notes.

Fees and Expenses

We will pay the expenses of this exchange offer. We are making the principal solicitation for tenders of old notes by mail. Our officers and regular employees, however, may make additional solicitation by telegraph, facsimile, e-mail, telephone or in person. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in forwarding copies of this prospectus, letters of transmittal and related documents to beneficial holders of the old notes.

We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the person surrendering the notes will pay the amount of any transfer taxes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, we will bill you directly for the amount of those transfer taxes.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the notes.

Voluntary Participation

YOU DO NOT HAVE TO PARTICIPATE IN THE EXCHANGE OFFER. You should carefully consider whether to accept the terms and conditions of this offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer. See “Risk Factors—Risk Factors Relating to the Notes—If you do not participate in the exchange offer, it may be harder for you to resell and transfer your old notes” for more information about the risks of not participating in the exchange offer.

Consequences of Failure to Exchange

If you are eligible to participate in the exchange offer but do not tender your old notes, you will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, you may resell your old notes that are not exchanged only:

•	to us, on redemption of notes or otherwise;

•

so long as the old notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a “qualified institutional buyer” within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

•	outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act; or

•	under an effective registration statement under the Securities Act, in each case in accordance with all other applicable securities laws.

Regulatory Approvals

We do not have to comply with any federal or state regulatory requirements and we do not have to obtain any approvals in connection with the exchange offer.

DESCRIPTION OF THE NEW NOTES

We issued the old notes, and will issue the new notes, under the indenture, dated as of September 23, 2009, between us and U.S. Bank National Association, as trustee. The following description of the material provisions of the indenture is only a summary. It does not set out the indenture in its entirety. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE NOTES.

In this section, the terms “Cablevision”, “we”, “us” and “our” refer to Cablevision Systems Corporation and not to any of its subsidiaries. The definitions of some capitalized terms used in the following summary are set forth below under “Certain Definitions”.

We will consider the old notes and the new notes collectively to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

General

The new notes will mature on September 15, 2017, will initially be limited to an aggregate principal amount of $900,000,000 and will be our senior unsecured obligations. The new notes will bear interest at the annual rate of 8 5/8% from September 23, 2009 or from the most recent interest payment date to which interest has been paid, payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2010, to the person in whose name the note is registered at the close of business on March 1 and September 1, as the case may be, next preceding the interest payment date. Interest on the new notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Principal of and interest on the new notes will be payable, and the new notes will be exchangeable and transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the trustee at 100 Wall Street, 16th Floor, New York, New York 10005. The new notes will be issued only in fully registered form without coupons, in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the notes, except for any tax or other governmental charge that may be imposed in connection therewith.

The indenture does not contain any provisions that limit our ability to incur indebtedness or that afford holders of the new notes protection in the event of a highly leveraged or similar transaction, other than as described below under “—Certain Covenants—Limitation on Indebtedness”.

Issuance of Additional New Notes

We may, without the consent of the holders of new notes, increase the principal amount of the new notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and accrued interest prior to the issue date of the additional notes, and with the same CUSIP number as the new notes. The new notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes of the indenture. No additional notes may be issued if any event of default has occurred and is continuing.

Optional Redemption

The new notes may be redeemed at our option in whole or in part at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes to be redeemed; or

•

as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 50 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (1) Banc of America Securities LLC and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

We will give notice to The Depository Trust Company, or DTC, of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the new notes, it is the practice of DTC to determine by lot the amount of new notes to be redeemed of each of its participating institutions. Notice by DTC to these participants and by participants to “street name” holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. The redemption may be conditioned upon the occurrence of one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions of the notes called for redemption.

Sinking Fund

The new notes will not be entitled to the benefits of a sinking fund.

Ranking

The old notes are, and the new notes will be, Cablevision’s senior unsecured obligations and will rank equally in right of payment with all of Cablevision’s other existing and future unsecured and unsubordinated indebtedness. All of Cablevision’s secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The notes will not be guaranteed by any of Cablevision’s subsidiaries and, accordingly, the notes will be effectively subordinated to the indebtedness and other liabilities of Cablevision’s subsidiaries, including trade creditors. The liabilities, including trade payables and guarantees, of Cablevision’s subsidiaries will rank ahead of the notes and those creditors will have a prior claim with respect to the assets of those subsidiaries.

As of March 31, 2010:

•

Cablevision had approximately $2.6 billion of senior unsecured indebtedness, represented by the old notes and approximately $1.7 billion of our 8% senior notes due 2012 (including $682 million face value of 8% senior notes due 2012 owned by our Unrestricted Subsidiary Newsday Holdings LLC, which are eliminated in consolidation);

•

Cablevision’s Restricted Subsidiaries had approximately $4.1 billion in secured borrowings under the CSC Holdings credit facility and approximately $3.1 billion of senior unsecured indebtedness (not including CSC Holdings’ guarantee of the $650 million in secured borrowings under the Newsday LLC credit facility, described below);

•

Cablevision’s Unrestricted Subsidiary Newsday LLC had $650 million in secured borrowings under its credit facility, which is guaranteed on a senior unsecured basis by CSC Holdings, a Restricted Subsidiary; and

•

Cablevision’s Unrestricted Subsidiaries (other than Newsday LLC) had approximately $564 million of secured bank indebtedness, approximately $299 million of senior unsecured indebtedness, approximately $324 million of senior subordinated indebtedness, approximately $376 million of collateralized indebtedness related to monetization activity and approximately $55 million of capital lease obligations and other indebtedness.

The foregoing amounts do not include trade payables, other obligations of our subsidiaries to which the notes are effectively subordinated, the $750 million of our Senior Notes due 2018 or the $500 million of our Senior Notes due 2020.

Certain Definitions

The following definitions are applicable to the indenture relating to the old notes and the new notes. Reference is made to the indenture for the full definition of all such terms.

“Acquired Indebtedness” means Indebtedness of a person (a) existing at the time such person is merged with or into Cablevision or a subsidiary or becomes a subsidiary or (b) assumed in connection with the acquisition of assets from such person.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control”, when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annualized Operating Cash Flow” means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (ii) the amount of such principal payment by (b) the sum of all such principal payments.

“Capitalized Lease Obligation” means any obligation of a person to pay rent or other amounts under a lease with respect to any property, whether real, personal or mixed, acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with GAAP, and the amount of such Capitalized Lease Obligation will be the amount so required to be accounted for as a liability.

“Cash Flow Ratio” means, as at any date, the ratio of (a) the sum of the aggregate outstanding principal amount of all Indebtedness of Cablevision and the Restricted Subsidiaries determined on a consolidated basis, but excluding all Interest Swap Obligations entered into by Cablevision or any Restricted Subsidiary and one of the lenders under the credit facility of CSC Holdings outstanding on such date, plus (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date to (b) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

“Consolidated Net Tangible Assets” of any person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“CSC Holdings” means CSC Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

“Cumulative Cash Flow Credit” means the sum of:

•

cumulative Operating Cash Flow during the period commencing on July 1, 2009 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

•

the aggregate net proceeds received by Cablevision or CSC Holdings from the issuance or sale (other than to Cablevision or a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after July 1, 2009, plus

•

the aggregate net proceeds received by Cablevision or CSC Holdings from the issuance or sale (other than to Cablevision or a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after July 1, 2009, upon the conversion of, or exchange for, Indebtedness of Cablevision or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of Cablevision or CSC Holdings.

For purposes of this definition, the net proceeds in property other than cash received by Cablevision or CSC Holdings as contemplated by the second two bullet points above will be valued at the fair market value of such property (as determined by our board of directors, whose good faith determination will be conclusive) at the date of receipt by Cablevision or CSC Holdings.

“Cumulative Interest Expense” means, for the period commencing on July 1, 2009 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of Cablevision and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

“Debt” with respect to any person means, without duplication, any liability, whether or not contingent:

•

in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond;

•	representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable;

•	under Interest Swap Agreements entered into pursuant to CSC Holdings’ credit facility;

•

under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP); or

•	guarantees of items of other persons which would be included within this definition for such other persons, whether or not the guarantee would appear on such balance sheet.

“Debt” does not include:

•	Disqualified Stock;

•	any liability for federal, state, local or other taxes owed or owing by such person; or

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities.

“Disqualified Stock” means any capital stock of Cablevision or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes.

“Generally Accepted Accounting Principles” or “GAAP” means U.S. generally accepted accounting principles, as in effect on the date of determination, consistently applied.

“Indebtedness” with respect to any person means the Debt of such person; provided that, for purposes of the definition of “Indebtedness” (including the term “Debt” to the extent incorporated in such definition) and for purposes of the definition of “Event of Default”, the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

“Interest Swap Agreement” means an interest swap, cap or collar agreement or similar arrangement among Cablevision and/or any Restricted Subsidiary and one or more banks or financial institutions providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations among Cablevision and/or such Restricted Subsidiary and such banks or financial institutions, either generally or under specific contingencies, as said agreement or arrangement shall be modified and supplemented and in effect from time to time.

“Interest Swap Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount.

“Investment” means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of Cablevision; provided that (a) the term “Investment” will not include any transaction that would otherwise constitute an Investment of Cablevision or a subsidiary of Cablevision to the extent that the consideration provided by Cablevision or such subsidiary in connection therewith consists of capital stock of Cablevision (other than Disqualified Stock) and (b) the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A person will be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

“Operating Cash Flow” means, for any period, the sum of the following for Cablevision and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (except for the amortization of deferred installation income which will be excluded from the calculation of Operating Cash Flow for all purposes of the indenture): (a) aggregate operating revenues minus (b) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of Cablevision or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of Cablevision’s employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by Cablevision or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there will be excluded all management fees until actually paid to Cablevision or any Restricted Subsidiary in cash.

“Permitted Liens” means the following types of Liens:

•	Liens existing on the issuance date of the notes;

•

Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by Cablevision or a Restricted Subsidiary, or both, of Indebtedness of such entity;

•	Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary;

•	Liens on shares of the capital stock of a subsidiary of Cablevision securing Indebtedness under the credit facility of CSC Holdings or any renewal of or replacement of such credit facility;

•	Liens granted in favor of Cablevision or any Restricted Subsidiary;

•	Liens securing the notes;

•

Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by Cablevision or a Restricted Subsidiary; provided that such Lien does not extend to any property or assets of Cablevision or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

•	Liens securing Interest Swap Obligations or “margin stock”, as defined in Regulations G and U of the Board of Governors of the Federal Reserve System;

•

statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business of Cablevision or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

•	Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings;

•

zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of Cablevision or any of its Restricted Subsidiaries;

•

Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

•	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation;

•

Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

•	Leases under which Cablevision or any Restricted Subsidiary is the lessee or the lessor;

•

purchase money mortgages or other purchase money liens (including, without limitation, any Capital Lease Obligations) upon any fixed or capital assets acquired after the issuance date of the notes, or purchase money mortgages (including, without limitation, Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of Cablevision or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

•	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

•

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Cablevision or any of its Restricted Subsidiaries, including rights of offset and set-off;

•

Liens to secure other Indebtedness; provided, however, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause as permitted by the immediately following clause (and successive refinancings thereof), may not exceed 15% of Cablevision’s Consolidated Net Tangible Assets as of the last day of Cablevision’s most recently completed fiscal year for which financial information is available; and

•

any extension, renewal or replacement, in whole or in part, of any Lien described in the immediately preceding clauses; provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

“Receivables and Related Assets” means:

•

accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets;

•	equipment;

•	inventory; and

•	proceeds of all of the above.

“Refinancing Indebtedness” means Indebtedness of Cablevision incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to the notes, so long as any such new Indebtedness (a) is made subordinate to the notes at least to the same extent as the Indebtedness being refinanced and (b) does not (i) have an Average Life less than the Average Life of the Indebtedness being refinanced, (ii) have a final scheduled maturity earlier than the final scheduled maturity of the

Indebtedness being refinanced or (iii) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.

“Restricted Payment” means:

•	any Stock Payment by Cablevision or a Restricted Subsidiary;

•

any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Cablevision that is subordinate in right of payment to the notes; provided, however, that any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Cablevision that is subordinate in right of payment to the notes will not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Indebtedness of Cablevision and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Refinancing Indebtedness or capital stock of Cablevision or warrants, rights or options to acquire capital stock of Cablevision or (y) any source of funds other than the incurrence of Indebtedness (it being understood that the use of such funds to repay Indebtedness that is later reborrowed to redeem, purchase, defease or otherwise acquire or retire the subordinate Indebtedness shall be considered a source of funds other than the incurrence of Indebtedness); or

•

any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement.

Notwithstanding the foregoing, Restricted Payments will not include (a) payments by any Restricted Subsidiary to Cablevision or any other Restricted Subsidiary or (b) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the “Limitation on Investments in Unrestricted Subsidiaries and Affiliates” covenant.

“Restricted Subsidiary” means CSC Holdings and any other subsidiary of Cablevision, whether existing on the date of the indenture or created subsequent thereto, designated from time to time by Cablevision as a “Restricted Subsidiary”; provided, however, that no subsidiary other than CSC Holdings that is not a Securitization Subsidiary can be or remain so designated unless (a) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by Cablevision or another Restricted Subsidiary and (b) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from

•	paying dividends or making any distribution on such subsidiary’s capital stock or other equity securities or paying any Indebtedness owed to Cablevision or to any Restricted Subsidiary;

•	making any loans or advances to Cablevision or any Restricted Subsidiary; or

•	transferring any of its properties or assets to Cablevision or any Restricted Subsidiary;

(it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided further, that Cablevision may, from time to time, redesignate any Restricted Subsidiary other than CSC Holdings as an Unrestricted Subsidiary in accordance with the provisions of the “Limitation on Investments in Unrestricted Subsidiaries and Affiliates” covenant.

“Securitization Subsidiary” means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that (a) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to Cablevision or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which relates to the collectibility of the Receivables and Related Assets) and (b) none of Cablevision or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.

“Senior Indebtedness” means, with respect to any person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such person; provided that Senior Indebtedness will not include:

•	any Indebtedness of such person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the notes;

•	any guarantee of Indebtedness of any subsidiary of such person if recourse against such guarantee is limited to the capital stock or other equity interests of such subsidiary;

•	any obligation of such person to any subsidiary of such person or, in the case of a Restricted Subsidiary, to Cablevision or any other subsidiary of Cablevision; or

•	any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is subordinate or junior in any respect to any other Indebtedness or other obligation of such person.

“Stock Payment” means, with respect to any person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such person), or the making by such person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition or retirement for value by such person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

“Unrestricted Subsidiary” means any subsidiary of Cablevision that is not a Restricted Subsidiary.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Indebtedness. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness, other than Indebtedness between or among any of Cablevision and its Restricted Subsidiaries, unless, after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

At March 31, 2010, the Cash Flow Ratio was 4.80 to 1.0.

Limitation on Restricted Payments. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (1) at the time of such proposed Restricted

Payment, a Default or Event of Default has occurred and is continuing or will occur as a consequence of such Restricted Payment or (2) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that have been made on or after July 1, 2009 would exceed the sum of:

(a) $5,600,000,000, plus

(b) an amount equal to the difference between (i) the Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.

For purposes of this “Limitation on Restricted Payments” covenant, the amount of any Restricted Payment, if other than cash, will be based upon fair market value as determined by our board of directors, whose good faith determination will be conclusive.

The provisions above do not prevent: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions, (2) the retirement, redemption, purchase, defeasance or other acquisition of any shares of Cablevision’s capital stock or warrants, rights or options to acquire capital stock of Cablevision, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of Cablevision’s capital stock or warrants, rights or options to acquire capital stock of Cablevision and (3) the retirement, redemption, purchase, defeasance or other acquisition of any shares of CSC Holdings’ capital stock or warrants, rights or options to acquire capital stock of CSC Holdings, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of CSC Holdings’ capital stock or warrants, rights or options to acquire capital stock of CSC Holdings. For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (2) of the first paragraph of this covenant, all amounts expended pursuant to clause (1) of this paragraph will be included and all amounts expended or received pursuant to clause (2) or (3) of this paragraph will be excluded; provided, however, that amounts paid pursuant to clause (1) of this paragraph will be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

For the purposes of the provisions above, the net proceeds from the issuance of shares of Cablevision’s capital stock upon conversion of Indebtedness will be deemed to be an amount equal to the accreted value of such Indebtedness on the date of such conversion and the additional consideration, if any, Cablevision receives upon such conversion, minus any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by our board of directors, whose good faith determination will be conclusive). If Cablevision makes a Restricted Payment which, at the time of the making of such Restricted Payment, would be in Cablevision’s good faith determination permitted under the requirements of this covenant, such Restricted Payment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to Cablevision’s financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

As of March 31, 2010, we would have been permitted to make Restricted Payments of approximately $4.0 billion.

Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) make any Investment or (2) allow any Restricted Subsidiary to become an Unrestricted Subsidiary, in each case unless (a) no Default or Event of Default has occurred and is continuing or will occur as a consequence of the Investment or the redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

The preceding provisions of this covenant will not prohibit any renewal or reclassification of any Investment existing on the date of the indenture or trade credit extended on usual and customary terms in the ordinary course of business.

Transactions with Affiliates. The indenture provides that Cablevision will not, and will not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an affiliate of Cablevision that is not a subsidiary of Cablevision, having a value, or for consideration having a value, in excess of $25,000,000 individually or in the aggregate unless Cablevision’s board of directors or any authorized committee of Cablevision’s board of directors makes a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to Cablevision or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated person. For purposes of clarification, this provision will not apply to Restricted Payments permitted under “—Limitation on Restricted Payments”.

Limitation on Liens. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the notes are equally and ratably secured.

Consolidation, Merger and Sale of Assets

Cablevision may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person, unless: (1) the person formed by or surviving any such consolidation or merger (if other than Cablevision) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes by a supplemental indenture all of the obligations of Cablevision under the notes and the indenture, (2) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (3) immediately after such transaction, and after giving effect thereto, the person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition is made, has a Cash Flow Ratio not in excess of 9 to 1.

Events of Default

The following are Events of Default with respect to the notes under the indenture:

(1) default for 30 days in payment of interest on the notes;

(2) default in payment of principal of the notes at maturity, upon acceleration or otherwise;

(3) failure to comply with any other covenant or agreement of Cablevision under the indenture, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the indenture;

(4) default or defaults under any mortgage, indenture or instrument that secures or evidences any Indebtedness for money borrowed or guaranteed by Cablevision or a Restricted Subsidiary in an aggregate amount of $25,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the person providing such property or services as to which Cablevision or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which Cablevision or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which has resulted in the acceleration of such Indebtedness;

(5) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against Cablevision or any Restricted Subsidiary in an aggregate amount exceeding

$25,000,000, which remain undischarged and unbonded for a period (during which execution has not been effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor; and

(6) certain events of bankruptcy, insolvency or reorganization.

If an Event of Default (other than as specified in (6) above) occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes, by written notice to Cablevision (and to the trustee if such notice is given by the holders), may declare all the unpaid principal of and interest on the notes to be due and payable as provided in the indenture. Upon a declaration of acceleration, such principal and accrued interest will be due and payable ten days after receipt by Cablevision of such written notice. No action on the part of the trustee or any holder of the notes is required for such acceleration if an Event of Default specified in (6) above has occurred and is continuing.

The holders of at least a majority in principal amount of the notes may rescind an acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of principal of or interest on the notes which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

A declaration of acceleration by holders because of an Event of Default specified in clause (4) of the third preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the notes and no other Event of Default had occurred and not been cured or waived during such period. The holders of a majority in principal amount of the notes also have the right to waive certain past defaults under the indenture.

No holder of any security issued under the indenture has any right to institute any proceeding with respect to any notes, the indenture or for any remedy thereunder, unless (1) such holder has previously given to the trustee written notice of a continuing Event of Default under the indenture, (2) the holders of at least 25% in principal amount of the outstanding notes have made written request and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as the trustee under the indenture, and (3) the trustee has not received from the holders of a majority in principal amount of the outstanding notes issued under the indenture a direction inconsistent with such request and the trustee has failed to institute such proceeding within 60 days after receipt of such notice. Such limitations do not apply, however, to a suit instituted by a holder of a security for the enforcement of payment of the principal of or interest on such security on or after the respective due dates expressed in such security.

During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the notes issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

Cablevision is required to furnish to the trustee an annual statement as to the performance by Cablevision of its obligations under the indenture and as to any default in such performance.

Defeasance

Cablevision at any time may terminate all of its obligations with respect to the notes (“defeasance”), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies in respect of the notes. Cablevision may also at any time terminate all obligations under the covenants set forth in the indenture, which are described under “— Certain Covenants” above, and any omission to comply with such obligations will not constitute a Default or an Event of Default (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance, (1) Cablevision must irrevocably deposit in trust, for the benefit of the holders, with the trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the notes being defeased to redemption or maturity (the “Defeasance Trust”), (2) Cablevision must deliver opinions of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), and (3) Cablevision must comply with certain other conditions.

Satisfaction and Discharge of the Indenture and the Notes

The indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation and Cablevision has paid all sums payable by Cablevision under the indenture or (2) all such notes not theretofore delivered to the trustee for cancellation (a) have become due and payable, or (b) will become due and payable within one year, and Cablevision has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of deposit (if such notes are then due and payable) or to the maturity date, and Cablevision has paid all other sums payable by Cablevision under the indenture.

Modification and Waiver

Modifications and amendments of the indenture or of notes issued thereunder may be made by Cablevision and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note issued thereunder,

•	change the stated maturity of the principal of, or any installment of interest on, a note;

•	reduce the principal amount of or interest on a note;

•	change the coin or currency in which a note or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to a note after the stated maturity;

•

reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•

modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

The holders of a majority in aggregate principal amount of the notes issued under the indenture may waive compliance with certain restrictive covenants and provisions of the indenture.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture and the indentures relating to certain of our existing senior indebtedness. U.S. Bank National Association is a party to certain credit facilities with us and our subsidiaries, including our existing credit facility. U.S. Bank National Association may also maintain other banking arrangements with us in the ordinary course of business.

Book-Entry Delivery and Form

The certificates representing the notes will be issued in fully registered form, without coupons. The notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee, in the form of one or more global certificates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of old notes for new notes will not be treated as a taxable transaction for U.S. Federal income tax purposes because the terms of the new notes will not be considered to differ materially in kind or in extent from the terms of the old notes. Rather, the new notes you receive will be treated as a continuation of your investment in the old notes. As a result, you will not recognize gain or loss upon the exchange of your old notes for new notes. In addition, your basis and holding period in the new notes will be the same as your basis and holding period in the old notes exchanged therefor.

IF YOU ARE CONSIDERING EXCHANGING YOUR OLD NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

PLAN OF DISTRIBUTION

If you want to participate in the exchange offer you must represent, among other things, that:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	you are not an “affiliate”, as defined in Rule 405 under the Securities Act, of Cablevision; and

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the new notes issued in the exchange offer.

If you are unable to make the above representations you are a “restricted holder”. A restricted holder will not be able to participate in the exchange offer and may only sell its old notes under a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or under an exemption from the registration requirement of the Securities Act.

If you are a broker-dealer who holds old notes that were acquired for your own account as a result of market-marking activities or other trading activities, you may exchange old notes by the exchange offer. As a broker-dealer, you may be deemed to be an “underwriter” within the meaning of the Securities Act, and, consequently, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes you receive in the exchange offer.

Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of the new notes. We have agreed that, for a period of up to 90 days after the last exchange date, we will use our best efforts to:

•

keep the exchange offer registration statement continuously effective, supplemented and amended as required by the registration rights agreement to the extent necessary to ensure that it is available for resale of old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities;

•

ensure that the exchange offer registration statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time; and

•	make this prospectus available to participating broker-dealers for use in connection with any resale.

During this period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.

Based on interpretations by the staff of the SEC, we believe that new notes issued by the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market,

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of such methods of resale.

The new notes may be sold from time to time:

•	at market prices prevailing at the time of resale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer and/or the purchasers of any new notes.

Any participating broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

VALIDITY OF THE NEW NOTES

The validity of the new notes will be passed upon for Cablevision by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of Cablevision Systems Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Newsday Media Group included in Exhibit 99.1 to the Current Report on Form 8-K of Cablevision Systems Corporation and CSC Holdings, Inc. dated October 10, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov and from our website at http://www.cablevision.com.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full herein. The information incorporated by reference is considered to be a part of this prospectus and any information that we later file with the SEC automatically will update or supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (filed with the SEC on February 25, 2010) (as modified by our Current Report on Form 8-K dated May 21, 2010);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (filed with the SEC on May 6, 2010);

•

our Current Reports on Form 8-K filed on October 10, 2008 (Exhibits 99.1 and 99.2 only), January 15, 2010, February 10, 2010, April 15, 2010, May 21, 2010 (which supercedes Item 9.01(b) and Exhibit 99.5 of the Current Report on Form 8-K dated February 10, 2010), June 17, 2010 and July 14, 2010; and

•

all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the 8 5/8% Series B Senior Notes due 2017.

You may request a copy of these filings, excluding exhibits, at no cost, by writing or telephoning us at the following address or phone number: Cablevision Systems Corporation, Attention: Investor Relations, 1111 Stewart Avenue, Bethpage, New York 11714, Telephone Number: (516) 803-2300.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF OLD NOTES FOR TENDER OR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CABLEVISION SYSTEMS CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

Each broker-dealer who holds old notes acquired for its own account as a result of market-making or other trading activities and who receives new notes for its own account in exchange for old notes pursuant to the exchange offer must deliver a copy of this prospectus in connection with any resale of new notes.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The first paragraph of Article Ninth of Cablevision Systems Corporation’s Amended and Restated Certificate of Incorporation provides:

The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

Article VIII of the By-Laws of Cablevision Systems Corporation provides:

A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide before such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only on receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Cablevision has entered into indemnification agreements with some of its officers and directors indemnifying such officers and directors from and against some expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Cablevision maintains directors’ and officers’ liability insurance.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of Cablevision’s Certificate of Incorporation provides for such limitation of liability.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)	EXHIBITS

Exhibits	Description

3.1	Amended and Restated Certificate of Incorporation of Cablevision Systems Corporation (incorporated herein by reference to Annex II to the Registrant’s Proxy Statement, dated October 10, 2000, as supplemented).

3.2	Bylaws of Cablevision Systems Corporation (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on February 10, 2010).

4.1	Registration Rights Agreement, dated September 23, 2009, between the Registrant and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., RBS Securities Inc., Barclays Capital Inc., Scotia Capital (USA) Inc., Fortis Securities LLC, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., Natixis Bleichroeder Inc., TD Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc., US Bancorp Investments, Inc. and Morgan Stanley & Co. Incorporated.**

4.2	Indenture dated as of September 23, 2009, between the Company and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on April 2, 2010).

4.3	Form of New Note (included in Exhibit 4.2).

5.1	Opinion of Sullivan & Cromwell LLP regarding the validity of the 8 5/8% Series B Senior Notes being registered.**

8.1	Opinion of Sullivan & Cromwell LLP regarding tax matters.**

Exhibits	Description

12.1	Computation of Ratio of Earnings to Fixed Charges and Deficiency of Earnings Available to Cover Fixed Charges.**

23.1	Consent of KPMG LLP.*

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Sullivan & Cromwell LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).**

24.1	Power of Attorney (included in the signature page attached hereto).**

25.1	Statement of Eligibility of the Trustee.*

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

99.3	Form of Exchange Agent Agreement.**

*	Filed herewith.
**	Previously filed.

(B)	FINANCIAL STATEMENT SCHEDULES

All other schedules for which provisions are made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this Registration Statement/Prospectus.

ITEM 22.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, the State of New York, on this 30th day of July, 2010.

Cablevision Systems Corporation

By:	/S/ MICHAEL P. HUSEBY
Name:	Michael P. Huseby
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on July 30, 2010.

Signature	Title

* James L. Dolan	Chief Executive Officer, President and Director (Principal Executive Officer)

* Michael P. Huseby	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Wm. Keith Harper	Senior Vice President and Controller (Principal Accounting Officer)

* Charles F. Dolan	Chairman of the Board of Directors

* Rand Araskog	Director

* Frank Biondi	Director

* Zachary C. Carter	Director

* Deborah Dolan-Sweeney	Director

Signature	Title

* Kathleen M. Dolan	Director

* Marianne Dolan Weber	Director

* Patrick F. Dolan	Director

* Thomas C. Dolan	Director

* Brad Dorsogna	Director

* Thomas V. Reifenheiser	Director

* John R. Ryan	Director

* Brian S. Sweeney	Director

* Vincent Tese	Director

* Dr. Leonard Tow	Director

Kristin A. Dolan	Director

*By:	/S/ MICHAEL P. HUSEBY
Michael P. Huseby, Attorney-in-Fact

INDEX TO EXHIBITS

Certain of the following documents are filed herewith. Certain other of the following documents have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 12b-32, are incorporated herein by reference.

Exhibits	Description

3.1	Amended and Restated Certificate of Incorporation of Cablevision Systems Corporation (incorporated herein by reference to Annex II to the Registrant’s Proxy Statement, dated October 10, 2000, as supplemented).

3.2	Bylaws of Cablevision Systems Corporation (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on February 10, 2010).

4.1	Registration Rights Agreement, dated September 23, 2009, between the Registrant and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., RBS Securities Inc., Barclays Capital Inc., Scotia Capital (USA) Inc., Fortis Securities LLC, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., Natixis Bleichroeder Inc., TD Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc., US Bancorp Investments, Inc. and Morgan Stanley & Co. Incorporated.**

4.2	Indenture dated as of September 23, 2009, between the Company and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on April 2, 1010).

4.3	Form of New Note (included in Exhibit 4.2).

5.1	Opinion of Sullivan & Cromwell LLP regarding the validity of the 8 5/8% Series B Senior Notes being registered.**

8.1	Opinion of Sullivan & Cromwell LLP regarding tax matters.**

12.1	Computation of Ratio of Earnings to Fixed Charges and Deficiency of Earnings Available to Cover Fixed Charges.**

23.1	Consent of KPMG LLP.*

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Sullivan & Cromwell LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).**

24.1	Power of Attorney (included in the signature page attached hereto).*

25.1	Statement of Eligibility of the Trustee.*

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

99.3	Form of Exchange Agent Agreement.**

*	Filed herewith.
**	Previously filed.